99.2

Gibraltar

Fourth-Quarter 2005

Earnings Conference Call Script

February 9, 2006

Final

KEN

Thank you, Shakera.

We want to thank everyone for joining us on today’s call.

Before we begin, I want to remind you that this call may contain forward-looking statements about future financial results.  Our actual results may differ materially, as a result of factors over which Gibraltar has no control.  These factors are outlined in the news release we issued last night, and in our filings with the SEC.

If you did not receive the news release on our fourth-quarter results, you can get a copy on our Web site, at www.gibraltar1.com.

At this point, I’d like to turn the call over to Gibraltar’s Chairman and Chief Executive Officer, Brian Lipke.

Brian.

BRIAN

Good afternoon, everyone.  On behalf of Henning Kornbrekke, our President and Chief Operating Officer; Dave Kay, our Chief Financial Officer; and Ken Houseknecht, our Vice President of Communications and Investor Relations, we want to thank you for joining us on today’s call.

As usual, I’m going to give you a general overview of our business and talk about our recent growth initiatives. Dave Kay will discuss our financial results. And Henning will take a look at the company from an operating perspective. Following that, we’ll open the call to any questions you may have.

In 2005, Gibraltar delivered another strong performance. We generated record sales, net income, and EPS before special charges. We made four acquisitions, including AMICO, which was the largest purchase in the Company’s history. We restructured our balance sheet, including the completion of a subordinated debt offering in December. And we continued to grow and strengthen the operations of our existing businesses.

All of that sets the stage for continued sales and earnings growth in 2006.

Even more importantly, we have enhanced our ability to deliver consistent and steadily improving results – in a variety of operating environments – as we have continued to strategically grow and transform our business.

We believe consistent and improving performance is a key to creating shareholder value and maintaining value for our bondholders.

Here are some of the ways we have made Gibraltar an even stronger company:

y We continue to focus on building leadership positions in niche markets, and today approximately 80% of our sales come from products or services where we hold the #1 or #2 market share. We continue to focus on those businesses that add the most value and margin and which differentiate us from our competitors.

y We serve an increasingly diverse group of markets and customers, which reduces our exposure to any single customer or industry. AMICO alone brought Gibraltar 8,000 new customers, many in markets where we had little participation, providing us with numerous cross- selling opportunities.

y There are significant opportunities to gain additional business with our existing customers. At one of our large customers, for example, we sell a host of different products to them, however our mailboxes are the only Gibraltar product being sold in all of their 2,000 stores. We believe we could generate approximately $600 million of incremental sales just by selling more of our existing products to our current customers, and we have initiatives underway which are helping us accomplish that.

y We now sell more than 5,000 manufactured end products, which account for nearly two-thirds of our sales, continuing to propel our transformation from our steel processor roots, toward being a value-added, diversified manufacturer.

y As we have diversified our business, we have also reduced our exposure to the automotive industry, which decreased from 58% of total sales in 1993 to approximately 20% today, while our actual sales volume has more than doubled during that time. We have also continued to diversify this business, growing our relationships with the major “transplant” manufacturers and their suppliers, and our products are now on Toyota, Honda, BMW, Mercedes, and other vehicles as well.

y We have established operations throughout North America, including Mexico and Canada – with a growing presence in many of the fastest-growing regions – and we are developing and expanding our international footprint. Last September, we purchased a facility in Suzhou, China, giving us an on-the-ground presence in the center of the rapidly growing Chinese industrial market, from which to view other potential market opportunities.

y We continue to leverage our business to find ways to streamline our operations, improve our efficiency, and lower costs. Our goal is to drive SG&A to 10% or less of sales, and progress with a number of efficiency initiatives continues to move us closer to that target.

All of these activities, over time, will improve the performance of our operations. They will drive our margins higher, improve our return on capital, and increase our free cash flow, allowing us to fund more of our growth internally.

Gibraltar made significant progress toward many of its goals in 2005. Last year’s acquisitions, together with growth at our existing operations, increased our pro forma sales to approximately $1.4 billion, moving us much closer to our goal of $2 billion in annual sales by 2009, or sooner.

2005 was another solid year of growth and improvement.

At this point, I’ll turn the call over to Dave and Henning, who will provide a more detailed review of our fourth-quarter  and 2005 results, and give you a better sense of our outlook for the first quarter.

Dave.

DAVE

Thanks, Brian.

As Brian mentioned, the fourth quarter was a very good one for Gibraltar. Sales from continuing operations were $334 million, the highest of any quarter in Gibraltar’s history, and increased by approximately 31% from a year ago. The inclusion of AMICO’s results for the full quarter was primarily responsible for the increase, as well as overall sales increases from the other Building Products operations, partially offset by softer results in the Processed Metal businesses, primarily strip steel.

For the entire year of 2005, sales from continuing operations were $1.2 billion, an increase of approximately 21% compared to 2004.

Net income from continuing operations in the fourth quarter exclusive of special charges amounted to $12.4 million, or $.41 per share, compared to $9.4 million, or $.32 per share, in the fourth quarter of 2004. These results exceeded the upper end of our earlier guidance by $.06 per share, and were primarily driven by higher sales and improved margins in our Building Products segment.

Actual net income in the fourth quarter of this year was negatively impacted by a number of special charges, including a $6.8 million charge ($.14 per share) for prepayment and make-whole penalties related to the early redemption of certain senior debt, a $4.0 million charge ($.08 per share) to cost of sales resulting from purchase accounting adjustments required to adjust inventories of companies acquired during the quarter (primarily AMICO) to fair market value, and a $600,000 expense ($.01 per share) from the write-off of deferred financing costs related to the original issuance of the senior debt we redeemed.

Together these items reduced net income for the quarter by approximately $7 million dollars, or $.23 per share, resulting in actual net income of $5.4 million, or $.18 per share.

Full year 2005 net income from continuing operations before special charges was $51.6 million, or $1.73 per share, compared to $49.7 million, or $1.68 per share, in 2004. Actual net income from continuing operations after special charges was $43.5 million, or $1.50 per share.

Selling, general, and administrative expenses amounted to $35.4 million, or 10.6% of sales, during the quarter, compared to $26.8 million, or 10.5% of sales, in the fourth quarter of last year. The large increase in terms of dollars comes almost exclusively from AMICO.

Our equity partnerships generated a loss of $350 thousand dollars during the quarter, compared to a $1.4 million dollar profit in the fourth quarter of 2004.  This decrease was driven by selling price and raw material cost-related issues, which we expect to improve in 2006.

Interest expense, exclusive of the $6.8 million make-whole penalties, increased to $7.5 million during the quarter, from $3.4 million in the fourth quarter of last year. This resulted primarily from the higher overall borrowing levels taken on with the AMICO acquisition and higher average interest rates when compared to the fourth quarter of last year.

Our net return on sales, exclusive of the special charges, was 3.7% for the quarter, which is in line with last year’s fourth quarter.

From a cash flow perspective, we generated actual EBITDA of $32.3 million during the fourth quarter and $126.6 million for the entire year.

Our inventories increased by $27.9 million during the quarter, entirely as a result of the AMICO acquisition. Inventory levels at our other operating companies, exclusive of AMICO, actually decreased by approximately $9.4 million. On a consolidated basis, we turned our inventories at 5.8 times during the quarter, compared to 4.5 times in the fourth quarter of 2004.

Average days sales outstanding in receivables were 52.4 days in the fourth quarter, compared to 53.5 days a year ago.

During the quarter, we spent approximately $252 million dollars, gross, on acquisitions, most notably for AMICO, which had a purchase price of $240 million, the largest single acquisition in Gibraltar’s history.

Capital spending was $7.3 million in the quarter and $22.1 million for the entire year.

With the addition of AMICO, we expect to spend somewhere between $28 to $31 million on capital expenditures during 2006, slightly less than depreciation.

We also paid out approximately $1.5 million dollars in dividends during the quarter, and $5.9 million for the year.

Looking out into 2006, we believe we will be able to generate sufficient cash flows to fund our operations, dividends, capital spending, and working capital requirements. We also believe that after funding our internal requirements we should generate significant free cash flows for use in potential growth initiatives and/or debt reduction.

During the fourth quarter we were able to complete a restructuring of our debt and overall capital structure by expanding and renegotiating the terms and conditions of our revolving credit facility. We also issued new long-term debt that affords us greater flexibility, but still allows us to pursue potential growth and acquisition strategies that may arise.

During December, we issued $230 million dollars of institutional floating-rate term loans and completed a private offering of $204 million in aggregate principal amount of 8% Senior Subordinated 10-year notes, which were sold at a discount from face value to qualified institutional buyers under Rule 144A of the Securities Act of 1933.

Both issues were rated by Moody’s and Standard & Poors.

The new Senior Subordinated debt gives us a fairly large piece of junior capital on our balance sheet, and results in a capital structure and mix that is far less dependent solely on equity and secured financing, to one more flexible and appropriate to a company of our size and growth characteristics.

At December 31th, our long-term debt-to-total-capital ratio stood at approximately 48%, with the secured debt representing approximately 26%.

Now I will turn the call over to Henning for a more detailed analysis of operations.

.

HENNING

Thanks, Dave.

As Dave mentioned, our net sales from continuing operations were $334 million in the fourth quarter, up 31% from a year ago.

At this point, I would like to point out that the following analysis excludes special charges incurred in the quarter, which we believe does provide for a more appropriate on-going comparison.

Our gross margin of 18.5% was up by approximately 1.4 percentage points from the fourth quarter of 2004.  Our operating margin of 8.1% was up 1.5 percentage points from the fourth quarter of 2004.

Looking at the results of our three segments, Building Products had a net sales increase from continuing operations of 76.2% to $204 million.

The growth was the result of a full quarter’s results from AMICO and continued strong growth in our core products (which was up approximately 10%), in spite of normal fourth-quarter seasonal slowing.

The gross margin was 24.1%, an increase of 6.4 percentage points from the year-ago quarter, and the operating margin was 14.4%, up 7.6 percentage points from 6.8% in the fourth quarter of 2004. The margin improvement is attributed to operational improvements in three businesses, coupled with growth in two higher-margin businesses.

Our Processed Metal Products segment’s sales were $103 million, down 9% from a year ago,   primarily a result of lower industry market prices. Demand on a unit volume basis remained strong and in line with our expectations.

Our gross margin was 8.1%, down from 15.7% in the previous year, and the operating margin was 3.4%, down from 10.7% in the fourth quarter of 2004, both a result of lower selling prices and higher-cost inventory. Margin compression was most notable in the service center business, offset, in part, by an improved performance from our powdered metals business.

Our Thermal Processing segment had sales of $27 million, an increase of 2.3% compared to the fourth quarter of 2004.  Gross margins at 16.4% were down 4.2 percentage points compared to the fourth quarter of 2004, a result of escalating energy costs. Operating margins were 8.8% in the fourth quarter of 2005, down only 2.2 percentage points in the fourth quarter of 2004. The 2 percentage point pick-up from the gross margin is attributed to lower SG&A cost in the quarter.

On a full-year basis, sales were up 21%. Gross margins were 18.9% (down 1.7 percentage points), driven by the steel cost/pricing issues encountered by our Processed Metals group in the second half of the year. Operating margins were 8.7% (down ½ percentage point), attributable to our reduced SG&A costs as we began to leverage our costs over the larger company that we have become. Core earnings per share were $1.73 vs. $1.68, driven by the improved sales and improved margins in the Building Products group, particularly in the second half of the year.

At this point, let me provide some commentary on our outlook for the first quarter.

We expect to see continued strength in our Building Products segment, driven by a strong performance at our existing operations, contributions from our recent acquisitions, and a good operating environment.

Our Thermal Processing segment will feel continued pressure from higher energy costs, although energy costs have retreated from the high levels experienced in the fourth quarter, offset by the continuing ramp-up of recent business gains won through our aggressive marketing, sales, and investment strategies.

And the operating climate for our Processed Metal Products segment is improving, with a more stable steel market, coupled with our active marketing and inventory management programs.

As a result of these considerations, we expect our first-quarter earnings per share from continuing operations will be in the range of $.40 to $.45, compared to $.36 in the first quarter of 2005, barring a significant change in business conditions.

We are excited about Gibraltar’s prospects in 2006. Many of the initiatives started in 2005 – with a continued focus on fully integrating acquisitions; converting synergies to operating efficiencies; solidifying our market share; maximizing our cash flow by managing inventory, capex, and receivables; improving our return on investment; and top-line growth – will provide the results expected by our shareholders.

At this point, I’ll turn the call back over to Brian.

BRIAN

Thanks, Henning.

Before we open the call to any questions that you might have, let me make a few closing comments.

We had another very strong year in 2005 with:

y Record sales, net income, and EPS before

     special charges,

y improved cash flow,

y a restructured and more flexible balance

     sheet,

y strong organic growth,

y and four acquisitions, including the largest in

     our history.

We expect to generate stronger sales and earnings in the first quarter of 2006 than a year earlier, and we intend to build on that momentum as we move through the balance of the year.

That covers our prepared comments for today. At this point, we’ll open the call for any questions that any of you may have.

Q & A Session

Thank you for joining us this afternoon, and for your continuing interest in Gibraltar.

We look forward to talking with you again in three months, and updating you on our continued progress.